Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 15, 2019, included in the Proxy Statement of Gemphire Therapeutics Inc. that is made a part of the Registration Statement (Form S-4) and Prospectus of Gemphire Therapeutics Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP
Detroit, Michigan
August 30, 2019